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                                                              EXHIBIT 99-5(b)(3)

                   Amendments No. 1 to the Service Agreement
                    between Frank Russell Investment Company
                           and Frank Russell Company

     Amendment No. 1 as of this 1st day of July, 1992 to the Service Agreement dated May 1, 1987 (the "Agreement") between Frank Russell Investment Company, a Massachusetts business trust (the "Trust") and Frank Russell Company, a Washington corporation (hereinafter "Company").

     WHEREAS, the Trust is a diversified management investment company registered under the Investment Company Act of 1940 ("1940 Act") offering shares of nineteen investment funds with different investment objective and policies ("Sub-Trust"); and

     WHEREAS, Company is registered as an investment advisor under the Investment Advisors Act of 1940, and prepares and provides to clients, statistical, financial, tax, and analytical reports and information concerning their investment portfolios; and

     WHEREAS, Company furnishes Portfolio Verification System ("PVS") services to clients providing accounting and tax status information on assets held by the client; and

     WHEREAS, the Company and the Trust desire to change the level of PVS services provided to the single currency (Domestic) funds, resulting in a reduction of the aggregate amount of fees payable for such services by the funds; and

     WHEREAS, the Corporation and the Trust desire to increase the aggregate amount of fees payable by the multi-currency (International) funds to more accurately reflect the cost of providing services to such funds; and

     WHEREAS, the staff of the U.S. Securities and Exchange Commission has revised its views on service agreements and no longer requires shareholder action to approve, amend or renew such service agreements; and

     WHEREAS, at the meeting held on June 22, 1992, the Trustees approved the service and fee changes for the single currency and multi-currency funds above described and amended the renewal section of the Service Agreement to reflect the SEC's current position on the approval, amendment and renewal of service agreements;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, it is hereby agreed that Section 2, and Section 4, Paragraphs A, B, and C, of the Agreement are hereby amended and restated to read as follows:

     2. Fees for Company's Services. For the Company's services the Trust agrees to pay, effective July 1, 1992, the following fees within ten
          (10)
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          days after its receipt of the Company's calendar quarter end billing statement. Annual fees are billed quarterly on a prorated basis. Fees shall be prorated on a monthly basis for any quarterly period during which a portfolio is not receiving PVS services, or assets have not been assigned to an investment manager for inclusion in the AIM report with the minimum charge to the Fund being the minimum quarterly fee (1/4 annual minimum fee).

          Single Currency
          ---------------
               Equity (including real estate equity)
               ------
               Base Fee                $1,500 per portfolio, per year
               Transaction Charge      $0.10 per transaction
               Holdings Charge         $1.80 per holding, per year


                     Annual minimum charges as follows:

               Diversified Equity Fund            $25,000
               Equity I Fund                      $25,000
               Equity II Fund                     $15,000
               Special Growth Fund                $15,000
               Equity III Fund                    $12,000
               Equity Income Fund                 $12,000
               Equity Q Fund                      $23,000
               Quantitative Equity Fund           $23,000
               Real Estate Securities Fund        $ 5,000

               Any additional US equity fund will be billed using the same fee schedule, with a $20,000 annual minimum fee.

               Fixed Income
               ------------
               Base Fee                 $2,500 per portfolio, per year
               Transaction Charge       $2 per transaction
               Holdings Charge          $12 per holding, per year


                      Annual minimum charges as follows:

               Diversified Bond Fund              $31,000
               Fixed Income I Fund                $31,000
               Fixed Income II Fund               $22,000
               Volatility Constrained Bond Fund   $22,000

               Any additional fixed income funds will be billed using the same fee schedule, with a $25,000 annual minimum fee.


               Master Holding
               --------------
               Base Fee                 $500 per portfolio, per year
               Transaction Charge       charged according to asset class
               Holdings Charge          charged according to asset class

                                       2
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               Multi-Currency
               --------------
                    Portfolio Verification Service
                    ------------------------------
                    Base Fee              $14,000 per portfolio, per year
                    Transaction Charge    $3 per transaction
                    Holdings Charge       $24 per holding, per year

                    Billing includes a minimum annual fee of $290,000

                    Analysis of International Management (AIM)
                    ------------------------------------------
                    Base Fee $2,500 per portfolio, per year* $5,000 per portfolio, per year**

                    * Data supplied electronically from Russell's Portfolio Verification service
                    ** Data supplied by investment advisor or global custodian

                    Fee schedule includes annual adjustment no greater than CPI.

     4.   Renewal and Termination.
          ------------------------

          A. This Agreement shall continue in effect for one year from the effective date of this amended and restated Agreement, July 1, 1992, and thereafter shall continue in effect from year to year if such continuance is approved annually by the Board of Trustees of the Trust.

          B.   This Agreement:

               (1) may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust on 60 days written notice to the Company;

               (2)  shall immediately terminate in the event of its assignment;
                    and

               (3) may be terminated by the Company on 60 days written notice to the Trust.

          C. As used in this Section 4, the terms of "assignment", and "interested person" shall have the meanings set forth for any such terms in the 1940 Act.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by the officers designated below as of the day and year first above written.

ATTEST:                                FRANK RUSSELL INVESTMENT COMPANY

By: /s/ Thomas A. Early                By: /s/ Lynn L. Anderson
    -------------------------------        --------------------------------
        Thomas A. Early                        Lynn L. Anderson, President


ATTEST:                                FRANK RUSSELL COMPANY

By: /s/ Karl J. Ege                    By: /s/ Michael J.A. Phillips
    -------------------------------        --------------------------------
        Karl J. Ege                            Michael J.A. Phillips, President